Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS THIRD QUARTER 2013 U.S. GAAP NET EARNINGS OF
$1.45 PER DILUTED SHARE

POSTS NET EARNINGS OF $1.40 PER DILUTED SHARE, EXCLUDING NON-COMPARABLE ITEMS, UP 18% FROM THIRD QUARTER 2012 ON A COMPARABLE BASIS

RAISES FULL YEAR EARNINGS GUIDANCE TO A RANGE OF $5.55 TO $5.65 PER DILUTED SHARE

Auburn Hills, Michigan, October 30, 2013 - BorgWarner Inc. (NYSE: BWA) today reported third quarter 2013 U.S. GAAP net earnings of $1.45 per diluted share. Net sales were $1,806 million in the quarter.

Third Quarter Highlights:

•	Net sales of $1,806 million.

◦	Excluding the favorable impact of foreign currencies and 2012 dispositions, net sales were up approximately 6% compared with third quarter 2012.

•	U.S. GAAP net earnings of $1.45 per diluted share.

◦	Excluding $0.05 per diluted share related to tax adjustments, net earnings were $1.40 per diluted share, up 18% from third quarter 2012 on a comparable basis.

•	Operating income of $226 million, or 12.5% of net sales, a new third quarter record.

•	Repurchased approximately $75 million of shares in the quarter.

Third Quarter Performance: “Our operations continued to perform at a high level in the third quarter,” said James Verrier, President and CEO of BorgWarner. “Operational efficiency and cost controls enabled us to post a strong operating income margin of 12.5% in the quarter. The focus on fuel economy and improved emissions continued to drive growth for BorgWarner. Excluding the favorable impact of foreign currencies and 2012 dispositions, our net sales were up approximately 6% in the third quarter compared with third quarter 2012. Global light vehicle production was up 4% in the same period.”

2013 Outlook: The company raised its earnings guidance for 2013 to a range of $5.55 to $5.65 per diluted share from a previous range of $5.40 to $5.55 per diluted share. Both the current guidance range and the previous guidance range exclude non-comparable items. Annual net sales growth is now expected to be 3% to 4% compared with 2012, or 4% to 5% net of 2012 dispositions, within the company's previous guidance range of 3% to 5% compared with 2012, or 4% to 6% net of 2012 dispositions. Operating income, as a percentage of net sales, is now expected to be 12% or better, excluding non-comparable items. Previously, operating income, as a percentage of net sales, was expected to be approximately 12%, excluding non-comparable items.

Financial Results: Net sales were $1,806 million in third quarter 2013, up 7% from $1,695 million in third quarter 2012. Net earnings in the quarter were $167 million, or $1.45 per diluted share, compared with $101 million, or $0.85 per diluted share, in third quarter 2012. Third quarter 2013 net earnings included non-comparable items of $0.05 per diluted share. Third quarter 2012 net earnings included net non-comparable items of $(0.34) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the favorable impact of the Euro and the unfavorable impact of the Japanese Yen, increased net sales by approximately $34 million and decreased net earnings approximately $(0.03) per diluted share in third quarter 2013 compared with third quarter 2012.

For the first nine months of 2013, net sales were $5,551 million, up 2% from $5,464 million in the first nine months of 2012. Net earnings in the first nine months of 2013 were $483 million, or $4.16 per diluted share, compared with $380 million, or $3.15 per diluted share, in the first nine months of 2012. Net earnings in the first nine months of 2013 included net non-comparable items of $(0.03) per diluted share. Net earnings in the first nine months of 2012 included net non-comparable items of $(0.67) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the favorable impact of the Euro and the unfavorable impact of the Japanese Yen, increased net sales by approximately $43 million and decreased net earnings approximately $(0.08) per diluted share in the first nine months of 2013 compared with the first nine months of 2012.

Net earnings per diluted share	Third Quarter		First Nine Months
	2013	2012	2013		2012

Non – U.S. GAAP	$1.40	$1.19	$4.20		$3.81

Reconciliations:
Retirement related obligations			(0.03)
Program termination agreement			(0.06)
Tax adjustments	0.05	(0.06)	0.06		(0.13)
Loss from disposal activities		(0.11)			(0.37)
Restructuring expense		(0.17)			(0.17)

U.S. GAAP	$1.45	$0.85	$4.16	*	$3.15	*

*Does not add due to rounding

Net cash provided by operating activities was $515 million in the first nine months of 2013 compared with $543 million in first nine months of 2012. Capital expenditures, including tooling outlays, totaled $298 million in the first nine months of 2013, compared with $283 million in the first nine months of 2012. $226 million was spent on share repurchases in the first nine months of 2013. Balance sheet debt increased by $205 million and cash on hand increased by $205 million at the end of third quarter 2013 compared with the end of 2012 leaving balance sheet debt (net of cash) flat. The ratio of balance sheet debt (net of cash) to capital was 9.3% at the end of third quarter 2013 compared with 10.0% at the end of 2012.

Engine Group Results: Engine segment net sales were $1,210 million in third quarter 2013 compared with $1,168 million in third quarter 2012. Excluding the favorable impact of foreign currencies and 2012 dispositions, net sales were up approximately 4%, primarily due to higher sales of turbochargers, variable cam timing devices and exhaust gas recirculation coolers around the world. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $196 million in third quarter 2013, up 6% from $184 million in third quarter 2012.

Drivetrain Group Results: Drivetrain segment net sales were $604 million in third quarter 2013, compared with $534 million in third quarter 2012. Excluding the favorable impact of foreign currencies, net sales were up approximately 10%, primarily due to higher sales of all-wheel drive systems and transmission components in North America and Korea. Adjusted EBIT was $66 million in third quarter 2013, up 49% from $44 million in third quarter 2012.

Recent Highlights:

•	The company's board of directors declared a quarterly cash dividend of $0.25 per share of common stock. The dividend is payable on November 15, 2013 to shareholders of record on November 1, 2013.

•
BorgWarner is building a new manufacturing facility in Lanheses, Viana do Castelo, Portugal, about 31 miles (50 km) from its currently rented site in Valença. The new building will expand production capacity and allow BorgWarner to efficiently serve customers with several environmentally friendly technologies such as exhaust gas recirculation (EGR) coolers and EGR tubes as well as glow plug control modules, all key technologies for modern engines aimed at reducing emissions. Construction began in August 2013 and is expected to be completed in 2014.

•
Driven by growing demand for BorgWarner’s fuel-efficient technologies in Europe, the company has expanded its campus in Rzeszów, Poland, with a new production plant and engineering center. The production plant produces advanced chain-driven engine timing systems, including variable cam timing technologies, and provides expanded capacity for transmission components. Production for several major European car manufacturers began recently. The new engineering center provides capabilities for application engineering and research and development to create new technologies designed to improve fuel economy and reduce emissions while enhancing performance.

•	BorgWarner's Eco-LaunchTM solenoid valve has been named a finalist for the prestigious 2014 Automotive News PACE Awards.

At 9:30 a.m. ET today, a brief conference call concerning third quarter results will be webcast at:
http://www.borgwarner.com/en/Investors/Webcasts/default.aspx.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 56 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit www.borgwarner.com.
# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$1,806.2	$1,695.2	$5,551.2	$5,464.1
Cost of sales	1,426.6	1,351.5	4,400.3	4,341.4
Gross profit	379.6	343.7	1,150.9	1,122.7

Selling, general and administrative expenses	157.7	151.0	472.6	473.1
Other (income) expense	(3.7)	29.7	10.8	67.4
Operating income	225.6	163.0	667.5	582.2

Equity in affiliates’ earnings, net of tax	(10.4)	(11.1)	(31.2)	(32.8)
Interest income	(1.3)	(1.0)	(3.3)	(3.7)
Interest expense and finance charges	8.1	5.0	26.6	32.7
Earnings before income taxes and noncontrolling interest	229.2	170.1	675.4	586.0

Provision for income taxes	56.3	64.2	173.8	190.2
Net earnings	172.9	105.9	501.6	395.8

Net earnings attributable to the noncontrolling interest, net of tax	6.1	4.8	18.7	16.1
Net earnings attributable to BorgWarner Inc.	$166.8	$101.1	$482.9	$379.7

Reconciliation to diluted earnings per share:
Net earnings attributable to BorgWarner Inc.	$166.8	$101.1	$482.9	$379.7
Adjustment for net interest expense on convertible notes	—	—	—	5.8
Diluted net earnings attributable to BorgWarner Inc.	$166.8	$101.1	$482.9	$385.5

Earnings per share — diluted	$1.45	$0.85	$4.16	$3.15

Weighted average shares outstanding — diluted	115.2	118.5	116.0	122.6

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Capital expenditures, including tooling outlays	$103.1	$94.6	$297.9	$283.0

Depreciation and amortization:
Fixed assets and tooling	$64.9	$63.0	$202.4	$189.8
Intangible assets and other	6.7	6.8	20.1	21.5
	$71.6	$69.8	$222.5	$211.3

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Engine	$1,210.3	$1,168.0	$3,756.1	$3,745.8
Drivetrain	604.0	534.4	1,818.9	1,739.7
Inter-segment eliminations	(8.1)	(7.2)	(23.8)	(21.4)
Net sales	$1,806.2	$1,695.2	$5,551.2	$5,464.1

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Engine	$195.5	$184.1	$618.1	$604.4
Drivetrain	65.9	44.1	181.7	159.9
Adjusted EBIT	261.4	228.2	799.8	764.3
Program termination agreement	—	—	11.3	—
Retirement related obligations	—	—	5.9	—
Loss from disposal activities	—	1.8	—	39.7
Restructuring expense	—	27.4	—	27.4
Corporate, including equity in affiliates' earnings and stock-based compensation	25.4	24.9	83.9	82.2
Interest income	(1.3)	(1.0)	(3.3)	(3.7)
Interest expense and finance charges	8.1	5.0	26.6	32.7
Earnings before income taxes and noncontrolling interest	229.2	170.1	675.4	586.0
Provision for income taxes	56.3	64.2	173.8	190.2
Net earnings	172.9	105.9	501.6	395.8
Net earnings attributable to the noncontrolling interest, net of tax	6.1	4.8	18.7	16.1
Net earnings attributable to BorgWarner Inc.	$166.8	$101.1	$482.9	$379.7

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30, 2013	December 31, 2012
Assets

Cash	$920.4	$715.7
Receivables, net	1,347.5	1,147.3
Inventories, net	454.7	447.6
Other current assets	183.6	162.2
Total current assets	2,906.2	2,472.8

Property, plant and equipment, net	1,875.4	1,788.0
Other non-current assets	2,182.7	2,140.0
Total assets	$6,964.3	$6,400.8

Liabilities and Equity

Notes payable and other short-term debt	$253.7	$243.4
Accounts payable and accrued expenses	1,377.7	1,287.2
Income taxes payable	43.3	72.5
Total current liabilities	1,674.7	1,603.1

Long-term debt	1,018.6	823.8
Other non-current liabilities	836.3	827.8

Total BorgWarner Inc. stockholders’ equity	3,367.3	3,082.6
Noncontrolling interest	67.4	63.5
Total equity	3,434.7	3,146.1

Total liabilities and equity	$6,964.3	$6,400.8

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2013	2012
Operating
Net earnings	$501.6	$395.8
Non-cash charges (credits) to operations:
Depreciation and amortization	222.5	211.3
Loss from disposal activities, net of cash paid	—	31.7
Restructuring expense, net of cash paid	—	25.5
Bond amortization	—	5.3
Deferred income tax benefit	(9.0)	(0.4)
Other non-cash items	1.1	25.1
Net earnings adjusted for non-cash charges to operations	716.2	694.3
Changes in assets and liabilities	(201.4)	(151.7)
Net cash provided by operating activities	514.8	542.6

Investing
Capital expenditures, including tooling outlays	(297.9)	(283.0)
Net proceeds from asset disposals	22.8	3.9
Net proceeds from sale of business	—	56.8
Net cash used in investing activities	(275.1)	(222.3)

Financing
Net increase in notes payable	14.3	34.7
Additions to long-term debt, net of debt issuance costs	272.0	313.9
Repayments of long-term debt, including current portion	(76.9)	(203.6)
Payments for purchase of treasury stock	(225.5)	(200.3)
Proceeds from stock options exercised, including the tax benefit	25.3	49.9
Taxes paid on employees' restricted stock award vestings	(29.2)	(17.8)
Purchase of noncontrolling interest	—	(7.4)
Dividends paid to BorgWarner stockholders	(28.5)	—
Dividends paid to noncontrolling stockholders	(10.7)	(20.5)
Net cash used in financing activities	(59.2)	(51.1)

Effect of exchange rate changes on cash	24.2	(7.3)

Net increase in cash	204.7	261.9

Cash at beginning of year	715.7	359.6
Cash at end of period	$920.4	$621.5